Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026 with respect to the financial statements of Deep Isolation Nuclear, Inc. for the year ended December 31, 2025 included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

CBIZ CPAs P.C.

New York, NY

August 12, 2026